Exhibit 4.2

SHOCKWAVE MEDICAL, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

December 6, 2018

-i-

TABLE OF CONTENTS

(continued)

		Page
5.5.	Entire Agreement	26
5.6.	Delays or Omissions	26
5.7.	Severability	26
5.8.	Titles and Subtitles	26
5.9.	Counterparts	26
5.10.	Telecopy Execution and Delivery	26
5.11.	Jurisdiction; Venue	26
5.12.	Further Assurances	27
5.13.	Termination Upon a Liquidation Event	27
5.14.	Conflict	27
5.15.	Attorneys’ Fees	27
5.16.	Aggregation of Stock	27
5.17.	Jury Trial	27

-ii-

SHOCKWAVE MEDICAL, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amended and Restated Investor Rights Agreement (this “Agreement”) is dated as of December 6, 2018, and is by and among ShockWave Medical, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A (each, an “Investor” and collectively, the “Investors”).

RECITALS

Certain of the Investors are parties to the Series D Preferred Stock Purchase Agreement of even date herewith, by and among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series D Preferred Stock to the Investors listed on such Schedule of Investors that such Investors and the Company execute and deliver this Agreement.

Certain of the Investors hold shares of the Company’s Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the “Existing Investors”) and possess certain registration rights, information rights, rights of first refusal and other rights pursuant to an Amended and Restated Investor Rights Agreement dated as of November 10, 2016 by and among the Company and such Existing Investors (the “Prior Rights Agreement”).

The Existing Investors desire to terminate the Prior Rights Agreement and further desire that this Agreement supersede and replace the Prior Rights Agreement in its entirety.

It is a further condition to the closing of the sale of the Series D Preferred Stock pursuant to the Purchase Agreement that the Existing Investors holding at least 55% of the Common Stock issued or issuable upon conversion of the Company’s Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock execute and deliver this Agreement and agree that this Agreement will supersede and replace the Prior Rights Agreement in its entirety.

The parties therefore agree as follows:

SECTION 1

DEFINITIONS

1.1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Advisory Investor” means a mutual fund, pension fund, pooled investment vehicle or separate account advised by an Investment Adviser.

(b) “Affiliate” has the meaning ascribed to it in Rule 405 promulgated under the Securities Act. For purposes of this definition, Sectoral Asset Management Holding LTD. (“Sectoral”), CY Capital Limited, New Emerging Medical Opportunities Fund II Limited Partnership, New Emerging Medical Opportunities Fund III Limited Partnership, and Henderson Co. shall be deemed “Affiliates” and RA Capital Healthcare Fund, L.P. and Blackwell Partners LLC - Series A shall be deemed “Affiliates.”

(c) “Board” shall mean the Company’s Board of Directors.

(d) “Certificate of Incorporation” shall mean the Company’s current Amended and Restated Certificate of Incorporation.

(e) “Closing” shall mean the date of the initial sale of shares of the Company’s Series D Preferred Stock pursuant to the Purchase Agreement.

(f) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(g) “Common Stock” means the Common Stock of the Company.

(h) “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Preferred Stock.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(j) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(k) “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(l) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(m) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(n) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than forty percent (40%) of the outstanding Registrable Securities.

(o) “Investment Adviser” means an investment advisor registered under the Investment Adviser’s Act of 1940, as amended.

(p) “Investors” shall have the meaning ascribed to it in the introductory paragraph of this Agreement.

(q) “Liquidation Event” shall have the meaning ascribed to it in the Certificate of Incorporation.

(r) “New Securities” shall have the meaning set forth in Section 4.1(i).

(s) “Preferred Stock” shall mean shares of the Company’s Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

(t) “Prior Rights Agreement” shall have the meaning set forth in the Recitals.

(u) “Purchase Agreement” shall have the meaning set forth in the Recitals.

(v) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(w) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(x) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and reasonable fees of one special counsel for the Holders (not to exceed $35,000), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(y) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c).

(z) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(aa) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(bb) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(cc) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(dd) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder other than the fees and disbursements of one special counsel for the Holders, which shall be a Registration Expense.

(ee) “Shares” shall mean shares of the Preferred Stock.

(ff) “Significant Holders” shall have the meaning set forth in Section 3.1.

(gg) “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

SECTION 2

REGISTRATION RIGHTS

2.1. Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (A) the three (3) year anniversary of the Closing or (B) one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public;

(ii) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $10,000,000;

(iii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv) After the Company has initiated two such registrations pursuant to this Section 2.1;

(v) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(vi) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.3;

(vii) If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company); or

(viii) If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (b)(vii) above to firmly underwrite the offer.

(c) Deferral. If (i) in the good faith judgment of the Board, the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the Board concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any 24-month period.

(d) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i). In such event, the right of any Holder to include all or any portion of its Registrable Securities in such registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority-in-interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and other shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; (ii) second, to any other selling stockholders; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(d), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2. Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the other stockholders requesting to include other shares in such registration statement based on the pro rata percentage of other shares held by such other selling stockholders, assuming conversion. Notwithstanding the forgoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below seventy percent (70%) of the total value of the securities included in such registration, unless such offering is the Company’s Initial Public Offering and such registration does not include shares of any other selling stockholders (excluding shares registered for the account of the Company), in which event any or all of the Registrable Securities of the Holders may be excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3. Registration on Form S-3.

(a) Request for Form S-3 Registration. After its initial public offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and 2.1(a)(ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii) If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $2,000,000; or

(iii) If, in the twelve-month period immediately preceding the written request for such registration, the Company has effected two (2) such registrations in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(d) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4. Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, further, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5. Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period of ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6. Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 plus any amounts payable under 2.6(d) collectively exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any indemnity under Section 2.6 plus any amounts payable by any person or entity under this Section 2.6(d) collectively exceed the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7. Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8. Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, except for transfers permitted under Section 2.8(b), and:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii) The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and the Holder shall have furnished the Company, at the Holder’s expense, with (A) an opinion of counsel reasonably satisfactory to the Company to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act; or (B) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(b) Notwithstanding the provisions of Section 2.8(a), no such registration statement or opinion of counsel shall be necessary for (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to (w) a parent, subsidiary or other Affiliate of the Holder, if the Holder is a corporation, Sectoral, or an Affiliate of Sectoral, (x) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (y) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder, or (z) an Advisory Investor to another Advisory Investor; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition; provided, further, that the restrictions on the transfer or assignment of registration rights pursuant to Section 2.12 shall not apply to transfers made pursuant to this Section 2.8(b).

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF

COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) The first legend referring to federal and state securities laws identified in Section 2.8(c) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

2.9. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10. Market Stand-Off Agreement. Each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder during the period from the date of the final prospectus relating to the registration statement for the Company’s Initial Public Offering filed under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of the registration statement, (a) provided that: all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements; (b) provided further that: for the sake of clarity, such agreement shall be applicable only to any Common Stock (or other securities) of the Company, which were acquired by such Holder any time prior to the effective date of the registration statement for the Company’s initial public offering, and only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Common Stock (or other securities) sold pursuant to such registration statement; provided, however: that such agreement may be applicable to Common Stock (or other securities) sold to Affiliates of the Company. The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.11. Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12. Transfer or Assignment of Registration Rights. Other than in connection with transfers pursuant to Section 2.8(b), the rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee of not less than half of the shares of Registrable Securities of the original Investor’s Registrable Securities (or all of such transferring Holder’s shares if less than such original Investor’s Registrable Securities); provided that such transferee is a (x) spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, adopted child or adopted grandchild of the transferring Stockholder, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of the transferring stockholder (each, a “Family Member”), or any trust or trusts for the exclusive benefit of the transferring stockholder or one or more Family Members of the transferring Holder; (y) subsidiary, parent, general partner, limited partner, retired partner, member or retired member, stockholder or affiliate of the transferring Holder, including but not limited to any limited partnership the general partner of which is an affiliate of the transferring Holder; or (z) direct or indirect beneficial owner of the transferring Holder or of the transferring Holder’s affiliate, and any trust or trust for the exclusive benefit of one or more Family Members of such direct or indirect beneficial owner; provided that in each such case (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of this Agreement, the Right of First Refusal Agreement and Co-Sale Agreement (as defined in the Purchase Agreement), if applicable, and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth herein.

2.13. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding at least sixty percent (60%) of the then outstanding Registrable Securities (excluding any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to this Section 2 have terminated in accordance with Section 2.14), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

2.14. Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earliest of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period, (ii) five (5) years after the closing of the Company’s Initial Public Offering, (iii) upon the occurrence of a Liquidation Event, and (iv) the date that no Registrable Securities remain outstanding that have not previously been sold to the public pursuant to a registration or in reliance on Rule 144 and therefore no longer bear restrictive legends.

SECTION 3

COVENANTS OF THE COMPANY

The Company hereby covenants and agrees, as follows:

3.1. Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Holder who, individually or collectively with such Holder’s Affiliates, owns at least 3,400,000 shares of Preferred Stock and/or Conversion Shares issued pursuant to the conversion of such shares of Preferred Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) (each a “Significant Holder”, and together the “Significant Holders”):

(i) At least thirty (30) days prior to the beginning of each fiscal year, an annual budget for such fiscal year, which shall be approved by the Board.

(ii) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, or such later date as may be approved by the Board of Directors, including the affirmative vote of at least two of the Preferred Directors (as defined in the Certificate of Incorporation), an audited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by independent public accountants of recognized national standing selected by the Board.

(iii) As soon as practicable after the end of each month, and in any event within thirty (30) days after the end of each month in each fiscal year of the Company, (A) an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments, certified by the Chief Financial Officer of the Company, and (B) a current fully diluted capitalization table.

(b) Inspection Rights. The Company will afford to each Significant Holder and such Significant Holder’s accountants and counsel, reasonable access during normal business hours to all of the Company’s and any subsidiaries’, if applicable, respective properties, books and records. Each such Significant Holder shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Furthermore, the Company shall not be obligated under this Section 3.1(b) with respect to a competitor of the Company or with respect to information which the Board determines in good faith that such information withholding is required (a) to preserve the attorney-client privilege between the Company and its legal counsel, (b) to protect disclosure of trade secrets under circumstances that might jeopardize the Company’s ability to claim or take advantage of any trade secret protection law or other similar protection, (c) to avoid disclosure of competitively sensitive information to a competitor of the Company, and (d) to avoid a violation of any law or the fiduciary duties of the Board. Significant Holders may exercise their rights under this Section 3.1(b) only for purposes reasonably related to their interests under this Agreement and related agreements.

3.2. Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority. Notwithstanding anything to the contrary contained in the foregoing, each Advisory Investor shall be permitted to (a) share all confidential information with its Investment Advisor and (b) include such information regarding the Company or its investment therein as it deems necessary in connection with its reporting requirements.

3.3. Confidentiality Information and Invention Assignment Agreement. Unless otherwise determined by the Board of Directors, including the affirmative vote of at least two of the Preferred Directors, each current and former officer, employee and consultant of the Company shall enter into a confidential information and invention assignment agreement providing for the assignment to the Company of all confidential information and intellectual property related to the Company’s business.

3.4. Transactions with Affiliates. Any transaction with an Affiliate of the Company will require the approval of at least a majority of the directors that are disinterested with respect to such transaction.

3.5. Director and Officer Liability Insurance. The Company shall maintain directors and officers liability insurance with coverage limits in the amount of at least $1 million at all times, unless otherwise approved by the Board of Directors, including the affirmative vote of at least two of the Preferred Directors.

3.6. Vesting of Equity Grants. Except with the consent of a majority of the Board, including the affirmative vote of at least one of the Preferred Directors, equity grants issued to officers, directors and employees of, or consultants to, the Company after the Closing pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements will be subject to vesting as follows: 25% to vest at the end of the first year following such issuance, with the remaining 75% to vest monthly over the next three (3) years.

3.7. Most Favored Nation.

(a) Series D Dividends. In the event that at any time the Company issues shares of a new series of preferred stock with cumulative dividends, the Series D Preferred Stock shall be entitled to receive cumulative dividends that accrue from the original issuance date of such shares of Series D Preferred Stock; provided, however, that Company shall have no obligation to pay such dividends, except when, as and if declared by the Board out of any assets at the time legally available therefor or as otherwise specifically provided in the Certificate of Incorporation, including, but not limited to a Liquidation Event.

(b) Series D Liquidation Preference. In the event that at any time the Company issues shares of a new series of preferred stock with a participating liquidation preference, the Series D Preferred Stock shall be entitled to the same participation rights; provided, however, that the Series D Preferred Stock shall not be provided the equal liquidation preference or any additional rights with regards to its liquidation preference except for the participation rights of such new series of Preferred Stock.

(c) Series C Dividends. In the event that at any time the Company issues shares of a new series of preferred stock with cumulative dividends, the Series C Preferred Stock shall be entitled to receive cumulative dividends that accrue from the original issuance date of such shares of Series C Preferred Stock; provided, however, that Company shall have no obligation to pay such dividends, except when, as and if declared by the Board out of any assets at the time legally available therefor or as otherwise specifically provided in the Certificate of Incorporation, including, but not limited to a Liquidation Event.

(d) Series C Liquidation Preference. In the event that at any time the Company issues shares of a new series of preferred stock with a participating liquidation preference, the Series C Preferred Stock shall be entitled to the same participation rights; provided, however, that the Series C Preferred Stock shall not be provided the equal liquidation preference or any additional rights with regards to its liquidation preference except for the participation rights of such new series of Preferred Stock.

(e) Series B Dividends. In the event that at any time after the date hereof the Company issues shares of a new series of preferred stock with cumulative dividends, the Series B Preferred Stock shall be entitled to receive cumulative dividends that accrue from the original issuance date of such shares of Series B Preferred Stock; provided, however, that Company shall have no obligation to pay such dividends, except when, as and if declared by the Board out of any assets at the time legally available therefor or as otherwise specifically provided in the Certificate of Incorporation, including, but not limited to a Liquidation Event.

(f) Series B Liquidation Preference. In the event that at any time after the date hereof the Company issues shares of a new series of preferred stock with a participating liquidation preference, the Series B Preferred Stock shall be entitled to the same participation rights; provided, however, that the Series B Preferred Stock shall not be provided the equal liquidation preference or any additional rights with regards to its liquidation preference except for the participation rights of such new series of Preferred Stock.

(g) Series A-1 Dividends. In the event that at any time after the date hereof the Company issues shares of a new series of preferred stock with cumulative dividends, the Series A-1 Preferred Stock shall be entitled to receive cumulative dividends that accrue from the original issuance date of such shares of Series A-1 Preferred Stock; provided, however, that Company shall have no obligation to pay such dividends, except when, as and if declared by the Board out of any assets at the time legally available therefor or as otherwise specifically provided in the Certificate of Incorporation, including, but not limited to a Liquidation Event.

(h) Series A-1 Liquidation Preference. In the event that at any time after the date hereof the Company issues shares of a new series of preferred stock with a participating liquidation preference, the Series A-1 Preferred Stock shall be entitled to the same participation rights; provided, however, that the Series A-1 Preferred Stock shall not be provided the equal liquidation preference or any additional rights with regards to its liquidation preference except for the participation rights of such new series of Preferred Stock.

3.8. Publicity.

(a) The Company shall not use the name of “Sofinnova” in any trade publication, marketing materials or otherwise to the general public, in each case without the prior written consent of Sofinnova Capital VII FCPR (“Sofinnova”), which consent may be withheld in its sole discretion, provided that the Company may confirm that Sofinnova is an Investor in the Company (but not the amount or terms thereof) in a form of disclosure that has been previously approved in writing by Sofinnova.

(b) In addition, from and after the date hereof, the Company will not, and will not cause or direct or permit any of its representatives to make or originate any publicity, news release or other announcement, written or oral (a “Release”), which mentions Medtronic, Inc. or any of its subsidiaries or affiliates (each, a “Medtronic Party” and collectively, the “Medtronic Parties”) by name, including any Release regarding the existence of any arrangement between the Company or any of its subsidiaries and any Medtronic Party or any arrangement between any stockholder of the Company and any Medtronic Party without, in each case, prior written consent from the applicable Medtronic Party, except where, based on the advice of outside counsel to the Company, such Release is required by applicable law; provided, however, that in the event of a legally required Release, the Company will (a) consult with such Medtronic Party prior to such Release to the extent permitted by applicable law under the circumstances with respect to the text or content of such Release and (b) to the extent permitted by applicable law, provide such Medtronic Party with a copy of the Release as promptly as practicable but in no event less than forty-eight (48) hours prior to its publication.

(c) In addition, from and after the date hereof, the Company will not, and will not cause or direct or permit any of its representatives to make or originate any Release, which mentions Terumo Corporation or any of its subsidiaries or affiliates (each, a “Terumo Party” and collectively, the “Terumo Parties”) by name, including any Release regarding the existence of any arrangement between the Company or any of its subsidiaries and any Terumo Party or any arrangement between any stockholder of the Company and any Terumo Party without, in each case, prior written consent from the applicable Terumo Party, except where, based on the advice of outside counsel to the Company, such Release is required by applicable law; provided, however, that in the event of a legally required Release, the Company will (a) consult with such Terumo Party prior to such Release to the extent permitted by applicable law under the circumstances with respect to the text or content of such Release and (b) to the extent permitted by applicable law, provide such Terumo Party with a copy of the Release as promptly as practicable but in no event less than forty-eight (48) hours prior to its publication.

(d) In addition, from and after the date hereof, the Company will not, and will not cause or direct or permit any of its representatives to make or originate any Release, which mentions Sectoral Asset Management or any of its subsidiaries or affiliates (each, a “Sectoral Party” and collectively, the “Sectoral Parties”) by name, including any Release regarding the existence of any arrangement between the Company or any of its subsidiaries and any Sectoral Party or any arrangement between any stockholder of the Company and any Sectoral Party without, in each case, prior written consent from the applicable Sectoral Party, except where, based on the advice of outside counsel to the Company, such Release is required by applicable law; provided, however, that in the event of a legally required Release, the Company will

(a) consult with such Sectoral Party prior to such Release to the extent permitted by applicable law under the circumstances with respect to the text or content of such Release and (b) to the extent permitted by applicable law, provide such Sectoral Party with a copy of the Release as promptly as practicable but in no event less than forty-eight (48) hours prior to its publication.

(e) In addition, from and after the date hereof, the Company will not, and will not cause or direct or permit any of its representatives to make or originate any Release, which mentions T. Rowe Price Associates, Inc. or any of its accounts, funds, subsidiaries or affiliates (each, a “T. Rowe Party” and collectively, the “T. Rowe Parties”) by name, including any Release regarding the existence of any arrangement between the Company or any of its subsidiaries and any T. Rowe Party or any arrangement between any stockholder of the Company and any T. Rowe Party without, in each case, prior written consent from the applicable T. Rowe Party, except where, based on the advice of outside counsel to the Company, such Release is required by applicable law; provided, however, that in the event of a legally required Release, the Company will (a) consult with such T. Rowe Party prior to such Release to the extent permitted by applicable law under the circumstances with respect to the text or content of such Release and (b) to the extent permitted by applicable law, provide such T. Rowe Party with a copy of the Release as promptly as practicable but in no event less than forty-eight (48) hours prior to its publication.

(f) In addition, from and after the date hereof, the Company will not, and will not cause or direct or permit any of its representatives to make or originate any Release, which mentions Abiomed, Inc. (“ABMD”) or any of its subsidiaries or affiliates by name, including any Release regarding the existence of any arrangement between the Company or any of its subsidiaries and ABMD or any arrangement between any stockholder of the Company and ABMD without, in each case, prior written consent from ABMD, except where, based on the advice of outside counsel to the Company, such Release is required by applicable law; provided, however, that in the event of a legally required Release, the Company will (a) consult with ABMD prior to such Release to the extent permitted by applicable law under the circumstances with respect to the text or content of such Release and (b) to the extent permitted by applicable law, provide ABMD with a copy of the Release as promptly as practicable but in no event less than forty-eight (48) hours prior to its publication.

3.9. Notice of Proposed Sale. From and after the date hereof, the Company will provide written notice to ABMD within five business days of getting a third-party offer for a Proposed Sale (the “ABMD Sale Notice”). For purposes of this Section 3.9, a “Proposed Sale” means a bona fide arm’s length proposal for (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Company held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) or (ii) a sale, lease or other disposition (including by exclusive license) of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company. The Company will not enter into any Proposed Sale with a third-party, or any exclusivity agreement or other agreement that prohibits a Proposed Sale with ABMD, until at least five business days after the Company provides the ABMD Sale Notice to ABMD.

3.10. Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the earlier to occur of (i) the closing of the Company’s Initial Public Offering and (ii) a Liquidation Event in which the holders of Preferred Stock receive cash or securities of a company subject to the reporting requirements of the Exchange Act.

SECTION 4

RIGHT OF FIRST REFUSAL

4.1. Right of First Refusal to Significant Holders.

(a) The Company hereby grants to each Significant Holder the right of first refusal to purchase its pro rata share of New Securities (as defined in Section 4.1(a)(i)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (x) the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by said Significant Holder) to (y) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants). Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders may purchase the non-purchasing Significant Holder’s portion on a pro rata basis.

(i) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include (A) any issuances of the securities described in Article V Sections 4(d)(i)(1) through 4(d)(i)(11) of the Certificate of Incorporation or (B) the Option Shares (as defined below).

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have ten (10) days after any such notice is mailed or delivered to agree to purchase such Significant Holder’s pro rata share of such New Securities, and to indicate whether such Significant Holder desires to exercise its over-allotment option, for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c) In the event the Significant Holders fail to exercise fully the right of first refusal and over-allotment rights, if any, within said ten (10) day period (the “Election Period”), the Company shall have one hundred eighty (180) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within one hundred eighty (180) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such one hundred eighty (180) day period following the Election Period, or such one hundred eighty (180) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(d) The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Initial Public Offering.

4.2. Series D Purchase Option. Without limitation of the foregoing Section 4.1, the Company shall provide ABMD with prompt written notice of the pricing of any Initial Public Offering of the Company. ABMD shall have the option, but not the obligation, by written notice delivered to the Company no later than one hour following such notice from the Company, to purchase up to $10.0 million in Common Stock of the Company at a price per share equal to the price per share of the Common Stock to the public in such Initial Public Offering (the “Option Shares”) in a concurrent private placement exempt from the registration requirements of the Securities Act. The closing of the purchase and sale of the Option Shares shall occur on the date of the closing of the Company’s Initial Public Offering. The Option Shares shall be subject to a lockup agreement expiring 180 days after the date of the final prospectus for the Company’s Initial Public Offering and in a form reasonably satisfactory to the underwriters of the Company’s Initial Public Offering. Such Option Shares will be Registrable Securities hereunder. The Company will give ABMD at least 30 days advance notice of any Initial Public Offering. In the event that ABMD exercises its option to purchase the Option Shares, the Company and ABMD shall execute and deliver a stock purchase agreement containing customary representations, warranties and conditions to closing, that, in each case, are customary for a transaction structured as a concurrent private placement with an initial public offering and reasonably satisfactory to the Company and ABMD.

SECTION 5

MISCELLANEOUS

5.1. Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding at least fifty-five percent (55%) of the Common Stock issued or issuable upon conversion of the Preferred Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and excluding, with respect to Section 2 (other than Sections 2.8, 2.9 and 2.10), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.14); provided, however, that Holders purchasing shares of Preferred Stock in a closing after the Closing, if any, may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder; provided, further, that any amendment, waiver, discharge, or termination of Sections 3.7(a), 3.7(b), 3.8(f), 3.9 and 4.2 or the definition of “Significant Holder” shall require the prior written consent of the holders of at least sixty percent (60%) of the Series D Preferred Stock; provided, further, that any amendment, waiver, discharge, or termination of Sections 3.7(c) and 3.7(d) or the definition of “Significant Holder” shall require the prior written consent of the holders of at least sixty percent (60%) of the Series C Preferred Stock; provided, further, that any amendment, waiver, discharge or termination of Section 3.8(b) shall require the prior written consent of Medtronic, Inc.; provided, further, that any amendment, waiver, discharge or termination of Section 3.8(c) shall require the prior written consent of Terumo Corporation; provided, further, that any amendment, waiver, discharge or termination of Section 3.8(d) shall require the prior written consent of Sectoral; provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Holder different from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge or termination; and provided, further, that any amendment, waiver, discharge or termination of proviso (b) of Section 2.10 shall require the prior written consent of all Holders who each hold at least two percent (2%) of the outstanding Registrable Securities. Notwithstanding the foregoing, if the Significant Holders waive the rights of the Significant Holders under Section 4.1 with respect to an offering of securities by the Company, in the event that any Significant Holder actually purchases any securities in such offering, then each Significant Holder shall be permitted to participate in such offering on a pro rata basis (determined based on the calculation contained in Section 4.1) and in proportion to the level of participation of the Significant Holder purchasing the largest portion of such securities offered to the Significant Holders. Any amendment, waiver, discharge or termination of the previous sentence or this sentence shall require the prior written consent of the holders of at least sixty percent (60%) in the aggregate of the Series D Preferred Stock and Series C Preferred Stock. Any amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder.

5.2. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or Holder) or otherwise delivered by hand, messenger or courier service addressed:

(a) if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any Holder, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 5403 Betsy Ross Drive, Santa Clara, California 95054, or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Alan Denenberg, Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor and Holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on Exhibit A (or to any other facsimile number for the Investor or Holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on Exhibit A (or to any other electronic mail address for the Investor or Holder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Investor or Holder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor or Holder. This consent may be revoked by an Investor or Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

5.3. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

5.4. Successors and Assigns. Except in accordance with Section 2.8, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5. Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and amends, restates and supersedes in its entirety the Prior Rights Agreement, which shall have no further force and effect. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10. Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11. Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

5.12. Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13. Termination Upon a Liquidation Event. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon a Liquidation Event.

5.14. Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Certificate of Incorporation or its bylaws, the terms of the Company’s Certificate of Incorporation or its bylaws, as the case may be, will control.

5.15. Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.16. Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds or Advisory Investors with the same or affiliated Investment Adviser) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

5.17. Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. If the waiver of jury trial set forth in this section is not enforceable, then any claim or cause of action arising out of or relating to this Agreement shall be settled by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

(signature page follows)

The parties are signing this Amended and Restated Investor Rights Agreement as of the date stated in the introductory clause.

SHOCKWAVE MEDICAL, INC. a Delaware corporation

By:	/s/ Doug Godshall
Name: Doug Godshall
Title: President and CEO

(Signature page to the Amended and Restated Investor Rights Agreement)

The parties are signing this Amended and Restated Investor Rights Agreement as of the date stated in the introductory clause.

INVESTOR

ABIOMED, INC.

By:	/s/ Michael Minogue
Name:	Michael R. Minogue
Title:	Chairman, CEO and President

(Signature page to the Amended and Restated Investor Rights Agreement)

The parties are signing this Amended and Restated Investor Rights Agreement as of the date stated in the introductory clause.

INVESTOR

Fidelity Growth Company Commingled Pool
By: Fidelity Management & Trust Co.

By:	/s/ Courtney Bedell
Name:	Courtney Bedell
Title:	Corporate Governance Analyst

(Signature page to the Amended and Restated Investor Rights Agreement)

The parties are signing this Amended and Restated Investor Rights Agreement as of the date stated in the introductory clause.

INVESTOR

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund

By:	/s/ Courtney Bedell
Name:	Courtney Bedell
Title:	Corporate Governance Analyst

(Signature page to the Amended and Restated Investor Rights Agreement)

The parties are signing this Amended and Restated Investor Rights Agreement as of the date stated in the introductory clause.

INVESTOR

Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund

By:	/s/ Courtney Bedell
Name: Courtney Bedell
Title: Corporate Governance Analyst

(Signature page to the Amended and Restated Investor Rights Agreement)

The parties are signing this Amended and Restated Investor Rights Agreement as of the date stated in the introductory clause.

INVESTOR

Fidelity Select Portfolios: Medical Equipment and Systems Portfolio

By:	/s/ Courtney Bedell
Name: Courtney Bedell
Title: Corporate Governance Analyst

(Signature page to the Amended and Restated Investor Rights Agreement)

The parties are signing this Amended and Restated Investor Rights Agreement as of the date stated in the introductory clause.

INVESTOR

Fidelity Select Portfolio: Health Care Portfolio

By:	/s/ Courtney Bedell
Name: Courtney Bedell
Title: Corporate Governance Analyst

(Signature page to the Amended and Restated Investor Rights Agreement)

The parties are signing this Amended and Restated Investor Rights Agreement as of the date stated in the introductory clause.

INVESTOR

SOFINNOVA CAPITAL VII FCPR

By:	/s/ Antoine Papiernik
Name: Antoine Papiernik
Title: President

(Signature page to the Amended and Restated Investor Rights Agreement)

The parties are signing this Amended and Restated Investor Rights Agreement as of the date stated in the introductory clause.

INVESTORS

T. Rowe Price Health Sciences Fund, Inc.
TD Mutual Funds - TD Health Sciences Fund VALIC Company I - Health Sciences Fund
T. Rowe Price Health Sciences Portfolio
Each fund, severally and not jointly

By:	T. Rowe Price Associates, Inc., Investment
Adviser or Subadviser, as applicable

By:	/s/ Rouven Wool-Lewis
Name: Rouven Wool-Lewis
Title: Vice President

Address:	T. Rowe Price Associates, Inc. 100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President and
Senior Legal Counsel
Phone: 410-345-2090
E-mail: andrew_baek@troweprice.com

(Signature page to the Amended and Restated Investor Rights Agreement)

The parties are signing this Amended and Restated Investor Rights Agreement as of the date stated in the introductory clause.

INVESTOR

NEW EMERGING MEDICAL OPPORTUNITIES FUND II LIMITED PARTNERSHIP
By:	Sectoral Asset Management Inc., its Manager

By:	/s/ Michael Sjöström
Name: Michael Sjöström
Title: Senior Partner

NEW EMERGING MEDICAL OPPORTUNITIES FUND III LIMITED PARTNERSHIP
By:	Sectoral Asset Management Inc., its Manager

By:	/s/ Michael Sjöström
Name: Michael Sjöström
Title: Senior Partner

SECTORAL ASSET MANAGEMENT HOLDING LTD.

By:	/s/ Michael Sjöström
Name: Michael Sjöström
Title: Director

(Signature page to the Amended and Restated Investor Rights Agreement)

The parties are signing this Amended and Restated Investor Rights Agreement as of the date stated in the introductory clause.

INVESTOR

VENROCK ASSOCIATES VII, L.P.
By: Venrock Management VII, LLC
Its: General Partner

VENROCK PARTNERS VII, L.P.
By: Venrock Partners Management VII, LLC
Its: General Partner

By:	/s/ David Stepp
Authorized Signatory

VENROCK HEALTHCARE CAPITAL PARTNERS II, L.P.
By: VHCP Management II, LLC
Its: General Partner

VHCP CO-INVESTMENT HOLDINGS II, LLC
By: VHCP Management II, LLC
Its: Manager

By:	/s/ David Stepp
Authorized Signatory

(Signature page to the Amended and Restated Investor Rights Agreement)

EXHIBIT A

INVESTORS

Series D Investors

Abiomed, Inc.

Series C Investors

CY Capital Limited

New Emerging Medical Opportunities Fund II Limited Partnership

New Emerging Medical Opportunities Fund III Limited Partnership

Sectoral Asset Management Holding Ltd.

Jintao Investment Limited

Sofinnova Capital VII FCPR

T. Rowe Price Health Sciences Fund, Inc.

TD Mututal Funds - TD Health Sciences Fund

VALIC Company I - Health Sciences Fund

T. Rowe Price Health Sciences Portfolio

Venrock Associates VII, L.P.

Venrock Partners VII, L.P.

Venrock Healthcare Capital Partners II, L.P.

VHCP Co-Investment Holdings II, LLC

Terumo Corporation

RA Capital Healthcare Fund, L.P.

Blackwell Partners LLC - Series A

Deerfield Private Design Fund III, L.P.

Deerfield Special Situations Fund, L.P.

Skyview Investments LLC

Kenneth G. Langone

Frederic H. Moll

ABG II-Shockwave Limited

Fidelity Growth Company Commingled Pool

Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund

Fidelity Select Portfolios: Medical Equipment and Systems Portfolio

Fidelity Select Portfolios: Health Care Portfolio

Series B Investors

Sofinnova Capital VII FCPR

T. Rowe Price Health Sciences Fund, Inc.

TD Mututal Funds - TD Health Sciences Fund

VALIC Company I - Health Sciences Fund

T. Rowe Price Health Sciences Portfolio

Venrock Associates VII, L.P.

Venrock Partners VII, L.P.

Venrock Healthcare Capital Partners II, L.P.

VHCP Co-Investment Holdings II, LLC

Medtronic, Inc. (MS Pace LP)

Terumo Corporation

RA Capital Healthcare Fund, L.P.

ABG II-Shockwave Limited

New Emerging Medical Opportunities Fund II, L.P.

Deerfield Private Design Fund III, L.P.

Deerfield Special Situations Fund, L.P.

Barvest Inc.

Trudell Medical Limited

Michael P. Stansky

SkyView Investments LLC

Kenneth G. Langone

Maurice R. Ferre

MMF Holdings, LLC

Frederic H. Moll

David Matlin

Christopher C. Dewey

Eberhard Grube

Mark Patterson

Chris Pechock

F.T. Jay Watkins

The Chong Elrod 2014 Living Trust

Series A-1 Investors

Sofinnova Capital VII FCPR

T. Rowe Price Health Sciences Fund, Inc.

TD Mututal Funds - TD Health Sciences Fund

VALIC Company I - Health Sciences Fund

T. Rowe Price Health Sciences Portfolio

Barvest Inc.

Trudell Medical Limited

Michael P. Stansky

Skyview Investments LLC

Frederic H. Moll

Christopher C. Dewey

David Matlin

The 2002 Alice H. Hanley Descendants’ Trust

Mark Patterson

Moelis Family Trust

David Auth

Chris Pechock

Kenneth G. Langone

Christopher Ryan

Sarah M. Miller

Matthew E. Miller

JC Ventures LLC

Maurice R Ferre

Maclynn R. Brinton (“Mac”) and Bonnie Dee Brinton, Trustees of the MACLYNN R. BRINTON FAMILY REVOCABLE TRUST DATED JUNE 26, 1992

Danny Kang

Matthew Garlinghouse

David Denton, a married man, as his sole property

Evan Winkler

Eberhard Grube

The Raich Trust dated September 17, 2001

Mahmoodzadegan-Gappy Trust

David H. Cody

David F. Haugh

Warren R. Walker

M. Colby Wood

Howell D. Wood

F.T. Jay Watkins

WS Investment Company, LLC (2009A)

Thomas Goff

Michael Goff

Kevin Scheetz

Jon Budish

Stuart Goldstein

Wadler 2010 Revocable Trust Account

John R. Whitman Testamentary Credit Shelter Trust

Kyle Connor Elrod and Su-Mien Chong 2004 Revocable Trust

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Amended and Restated Investor Rights Agreement dated as of December [ ], 2018 (the “Agreement”):

1.	Waiver of ten days’ notice period in which to exercise right of first refusal: (please check only one)

( )	WAIVE in full, on behalf of all Significant Holders, the ten-day notice period provided to exercise my right of first refusal granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2.	Issuance and Sale of New Securities: (please check only one)

( )	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

( )

ELECT TO PARTICIPATE in $                    (please provide amount) in New Securities proposed to be issued by ShockWave Medical, Inc., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[                ] in New Securities being offered in the financing.

( )

ELECT TO PARTICIPATE in $                     in New Securities proposed to be issued by ShockWave Medical, Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[                ] in New Securities being offered in the financing.

( )

ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[                ] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $                    (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $[                ] in New Securities being offered in the financing.

Date:

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. The company will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.